CREDIT AGREEMENT
DATED AS OF DECEMBER 2, 2019
AMONG
COWEN INC.,
THE GUARANTORS FROM TIME TO TIME PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
AND
BMO HARRIS BANK N.A.,
AS ADMINISTRATIVE AGENT

BMO CAPITAL MARKETS, AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

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EXHIBIT A — Notice of Borrowing
EXHIBIT B — Note
EXHIBIT C — Notice of Continuation/Conversion
EXHIBIT D — Compliance Certificate
EXHIBIT E — Additional Guarantor Supplement
EXHIBIT F — Assignment and Assumption
SCHEDULE 2.1 — Commitments
SCHEDULE 6.2 — Subsidiaries
SCHEDULE 8.7 — Permitted Indebtedness
SCHEDULE 8.8 — Permitted Liens

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CREDIT AGREEMENT
This Credit Agreement is entered into as of December 2, 2019 by and among COWEN INC., a Delaware corporation (the “Borrower”), and the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BMO HARRIS BANK N.A., as Administrative Agent as provided herein.
PRELIMINARY STATEMENT
The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	DEFINITIONS; INTERPRETATION.
Section 1.1.    Definitions    . The following terms when used herein shall have the following meanings:
“Administrative Agent” means BMO Harris Bank N.A., in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 10.6.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:
Adjusted LIBOR    =                          LIBOR
1 ‑ Eurodollar Reserve Percentage
“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

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“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Loan Party or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act.
“Applicable Margin” means (a) with respect to Base Rate Loans, 2.25% per annum, (b) with respect to Eurodollar Loans, 3.25% per annum, and (c) with respect to the commitment fees payable under Section 3, 0.50% per annum.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.2(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent and the Borrower.
“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Products” means each and any of the following bank products and services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit or charge cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services

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(including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Bank Product Obligations” of the Loan Parties means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.
“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in U.S. Dollars for a one‑month interest period as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage, provided that in no event shall the “LIBOR Quoted Rate” be less than 0.00%. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.5 hereof, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.2(a).
“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” is defined in the introductory paragraph of this Agreement.

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“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.2.
“Broker-Dealer Subsidiary” means any Domestic Subsidiary of the Borrower that is registered as a broker dealer under the 1934 Act or any other Legal Requirement requiring such registration.
“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois or New York, New York and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.
“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing within one (1) year from the date of creation thereof and, at the time of acquisition, having a rating of at least A‑2 from S&P or at least P‑2 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued or guaranteed by any bank organized under the laws of the United States or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies

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the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is fully insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than thirty (30) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System, and (g) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.
“CES Credit Agreement” means that Credit Agreement, dated as of August 24, 2018, as amended, among CES Loan Parties, the lenders party thereto from time to time, and BMO Harris Bank N.A., as Administrative Agent.
“CES Loan Parties” means collectively Cowen Execution Services LLC, as Borrower, and Cowen Execution Holding LLC and Cowen CV Acquisition LLC, as Guarantors.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Administrative Agent for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following:
(a)     the occurrence of any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness in excess of the Threshold Amount with respect to any Loan Party or Pledged Subsidiary;
(b)     the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of

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all or substantially all of the properties and assets (including capital stock of the Subsidiaries of the Borrower) of the Borrower and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended);
(c)     any “person” or “group” (as such terms are used in Sections 13(d) of the Securities Exchange Act of 1934, as amended) becomes the Beneficial Owner, directly or indirectly, of 40% or more of the voting power of the Voting Stock of the Borrower;
(d)     the first day on which a majority of the members of the board of directors of the Borrower are not Continuing Directors; or
(e)     the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Voting Stock of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (ii) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, the Beneficial Owner of 40% or more of the voting power of the Voting Stock of the surviving or transferee Person.
“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner reasonably acceptable to the Administrative Agent.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
“Collateral” is defined in Section 12.1 hereof.
“Collateral Documents” means the Pledge Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other agreements executed by any Loan Party and delivered to the Administrative Agent as shall from time to time secure or relate to the Obligations or any part thereof.
“Commitment” means, as to any Lender, the obligation of such Lender to make Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth

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opposite such Lender’s name on Schedule 2.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $25,000,000 on the Closing Date.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.
“Consolidated EBITDA” means for any period, the sum (without duplication) of (a) Consolidated Net Income for the Borrower and its Subsidiaries for such period plus (b) to the extent such Consolidated Net Income for such period, and without duplication, has been reduced thereby, (i) all income taxes of the Borrower and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (ii) Interest Expense, (iii) Consolidated Non-cash Charges, and (iv) any expenses, charges or other costs related to any equity offering, acquisition (including amounts paid in connection with severance of employees or the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, restructuring, incurrence or refinancing of Indebtedness permitted to be incurred by this Agreement (whether or not successful), all as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.
“Consolidated Net Income” means the aggregate net income (or loss) of the Borrower and its Subsidiaries for any period on a consolidated basis, determined in accordance with GAAP; provided that (a) there shall be included thereto (without duplication) (i) the amount of cash dividends or distributions actually received by the Borrower or a Subsidiary, (ii) the amount of dividend payments on Preferred Stock and (iii) retainer fees in any period related to the Borrower’s or any Subsidiaries’ investment banking activities that would otherwise be deferred until closing under GAAP and (b) there shall be excluded therefrom (without duplication):
(a)    any net after-tax extraordinary or nonrecurring gains or losses;
(b)    any net after-tax gain or loss realized upon the sale or other disposition of any property of the Borrower or any of its Subsidiaries (including pursuant to any

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sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business;
(c)    any restoration to income of any contingency reserve, except to the extent that provision for such reserve was deducted from Consolidated Net Income during the same period for which the calculation is being made;
(d)     income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);
(e)    in the case of a successor to the Borrower or any Subsidiary by consolidation or merger or as a transferee of the Borrower’s or such Subsidiary’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;
(f)    fees and expenses incurred in connection with the refinancing or repayment of Indebtedness or the issuance of equity interests;
(g)    to the extent non-cash, the amount of extraordinary, nonrecurring or unusual losses or charges (including all fees, expenses or charges incurred in connection with acquisitions, mergers of consolidations after the Closing Date);
(h)    to the extent non-cash, any net after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Hedging Liabilities or (iii) other derivative instruments;
(i)    any non-cash credit allowance, impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, financial instruments or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;
(j)    any non-cash income (or loss) related to the recording of the fair market value of agreements relating to Hedging Liabilities entered into in the ordinary course of business and not for speculative purposes;
(k)     the cumulative effect of a change in accounting principles;

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(l)     to the extent non-cash, any gains or losses due to fluctuations in currency values and the related effect; and
(m)     amortization of debt issuance costs and original discount in respect of Indebtedness.
“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).
“Continuing Director” means, as of any date of determination, any member of the board of directors of the Borrower (a) who was a member of such board of directors on the Closing Date or (b) who was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election, or (c) whose election or nomination to such board of directors was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of such board of directors.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.
“Credit Event” means the advancing of any Loan.
“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

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“Default” means any event or condition which constitutes an Event of Default or any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, at any time after the Closing Date (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

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“Designated Disbursement Account” means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).
“Designated Examining Authority” means an exchange that has been designated as the Borrower’s securities designated examining authority, as defined in Rule 15c3‑1(c)(12) of the SEC.
“Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any Sanctions.
“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.2(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.2(b)(iii)).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of section 414(b) or (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to section 412 of the Code and section 302 of ERISA).

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“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate under, or the treatment of a Plan amendment as a termination under, Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the determination that any Plan is considered an at‑risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.2(b).
“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.
“Event of Default” means any event or condition identified as such in Section 9.1.
“Excess Net Capital” means, as of any date the same is to be determined, the net capital of the Regulated Subsidiaries on a consolidated basis as shown on line 3910 of their respective most recent FOCUS Part 2 report.
“Excluded Pledged Subsidiary” means any Subsidiary that is any of the following: (a) a Foreign Subsidiary, (b) an Immaterial Subsidiary, (c) any Subsidiary where the parent of such

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Subsidiary is prohibited by Contractual Obligation from pledging the equity interests in such Subsidiary (but only so long as such pledge is prohibited), (d) any Subsidiary where the parent of such Subsidiary is prohibited (but only so long as such Subsidiary would be prohibited) by applicable law, rule or regulation from pledging the equity interest in such Subsidiary or which would require consent, approval, license or authorization from a Governmental Authority to provide such pledge of such obligations, unless such consent, approval, license or authorization has been received (for the avoidance of doubt, the Borrower and the relevant Subsidiary shall not be required to obtain such consent, approval, license or authorization unless the same may be obtained by the Borrower or the relevant Subsidiary in the ordinary course of business and without undue burden or expense), (e) a Subsidiary regulated as an insurance company or regulated by Luxembourg’s Commissariat aux Assurances or (f) any Subsidiary that is not a Wholly-owned Subsidiary.
“Excluded Subsidiary” means any Subsidiary that is any of the following: (a) a Foreign Subsidiary, (b) an Immaterial Subsidiary, (c) a Regulated Subsidiary, (d) any Subsidiary that is prohibited by Contractual Obligation from Guaranteeing the Obligations (but only so long as such Subsidiary would be prohibited), (e) any Subsidiary that is prohibited (but only so long as such Subsidiary would be prohibited) by applicable law, rule or regulation from Guaranteeing the Obligations or which would require consent, approval, license or authorization from a Governmental Authority to provide a Guarantee of such obligations, unless such consent, approval, license or authorization has been received (for the avoidance of doubt, the Borrower and the relevant Subsidiary shall not be required to obtain such consent, approval, license or authorization unless the same may be obtained by the Borrower or the relevant Subsidiary in the ordinary course of business and without undue burden or expense), (f) a Subsidiary regulated as an insurance company or regulated by Luxembourg’s Commissariat aux Assurances, or (g) a Subsidiary that is not a Wholly-owned Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.10) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g), and (d) any withholding Taxes imposed under FATCA.
“Facility” means the credit facility for making the Loans described in Sections 2.1.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that in no event shall the Federal Funds Rate be less than 0.00%.
“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

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“FINRA” means the Financial Industry Regulatory Authority, Inc. or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority.
“Fixed Charge Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) Consolidated EBITDA for the four (4) consecutive fiscal quarters of the Borrower then most recently completed to (b) Fixed Charges for the same four (4) consecutive fiscal quarters of the Borrower then ended.
“Fixed Charges” means, with reference to any period, the sum of (a) Interest Expense paid or required to be paid in cash for such period, (b) capital expenditures of the Borrower and its Subsidiaries during such period and (c) federal, state, and local income taxes (and franchise taxes in lieu of income taxes) paid or required to be paid in cash by the Borrower and its Subsidiaries during such period.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia or (b) is a Domestic Subsidiary (i) all or substantially all of whose assets consist of the equity interests of Foreign Subsidiaries, (ii) that is disregarded as separate from its owner for U.S. federal income tax purposes and owns equity interests of Foreign Subsidiaries, or (iii) that is a Subsidiary (whether direct or indirect) of a Foreign Subsidiary.
“Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).

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“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranty Agreements” means and includes the Guarantee of the Loan Parties provided for in Section 11, and any other guaranty agreement executed and delivered in order to guarantee the Obligations, the Bank Product Obligations, the Hedging Liability or any part thereof in form and substance reasonably acceptable to the Administrative Agent.
“Guarantors” means and includes (a) the direct and indirect Subsidiaries of the Borrower existing on the Closing Date and identified as a “Guarantor” on Schedule 6.2 attached hereto, (b) each Subsidiary of the Borrower formed or acquired after the Closing Date that provides a Guaranty Agreement pursuant to Section 8.17, and (c) each Subsidiary that no longer constitutes an Immaterial Subsidiary as reflected in the most recent Compliance Certificate delivered pursuant to Section 8.5(c) and provides a Guaranty Agreement pursuant to Section 8.17; provided, that in no event shall an Excluded Subsidiary be a Guarantor.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or Subsidiary shall be a Hedging Agreement.
“Hedging Liability” means the liability of any Loan Party to any of the Lenders, or any Affiliates of such Lenders in respect of any Hedging Agreement as such Loan Party may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor);

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provided, however, that, with respect to any Guarantor, Hedging Liability Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.
“Immaterial Subsidiaries” means, on any date of determination, any Domestic Subsidiary of the Borrower that has total equity (when consolidated with its Subsidiaries) of less than 2.5% of the shareholders equity of the Borrower and its Subsidiaries as reflected in the financial statements most recently delivered on or prior to such date determined on a consolidated basis in accordance with GAAP; provided that, the aggregate amount of Domestic Subsidiaries that are Immaterial Subsidiaries shall not have total equity representing more than 10.0% of the shareholders equity of the Borrower and its Subsidiaries as reflected in the financial statements most recently delivered on or prior to such date determined on a consolidated basis in accordance with GAAP.
“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable and other accrued liabilities arising in the ordinary course of business which are not more than ninety (90) days past due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness (but if such indebtedness is not assumed by such Person, then the amount of Indebtedness pursuant to this clause (c) shall be the lesser of the amount of such indebtedness and the fair market value of such Property), (d) the principal component of all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit and bankers’ acceptances, and (f) all net obligations of such Person under any Hedge Agreement.
The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above (without giving effect to any call premiums in respect thereof) and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation.
The amount of any Indebtedness described in clauses (a) and (b) above will be (x) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (y) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
The amount of any Indebtedness described in clause (f) above will be equal to, after taking into account the effect of any legally enforceable netting agreement relating to such obligation, (i) for any date on or after the date such obligations have been closed out and termination value(s),

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determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such obligation.
“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the Termination Date and, if the applicable Interest Period is longer than three (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, and (b) with respect to any Base Rate Loan, the last day of every calendar quarter and on the Termination Date.
“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending in the case of Eurodollar Loans, one (1), two (2), three (3), or six (6) months thereafter as selected by the Borrower, provided, however, that:
(i)    no Interest Period shall extend beyond the Termination Date of the Loans;
(ii)    whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
(iii)    for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such

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Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
“IRS” means the United States Internal Revenue Service.
“Legal Requirement” means, with respect to any Person, any treaty, convention, statute, law, common law, rule, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local, in each case, that are applicable to and binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Lenders” means and includes BMO Harris Bank N.A. and the other Persons listed on Schedule 2.1 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lending Office” is defined in Section 4.3.
“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing, provided that in no event shall “LIBOR” be less than 0.00%.
“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.
“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

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“Liquid Investments” means, at any time the same is to be determined, the Loan Parties’ unrestricted cash, Cash Equivalents and other investments that can be converted into cash within thirty (30) days from the date of determination.
“Loan” is defined in Section 2.1.
“Loan Documents” means this Agreement, the Notes (if any), the Guaranty Agreements, the Pledge Agreement and each other instrument executed and delivered by any Loan Party or Pledged Subsidiary relating to any of the foregoing.
“Loan Party” means collectively the Borrower and the Guarantors.
“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or financial condition of the Loan Parties and Pledged Subsidiaries taken as a whole, (b) a material impairment of the ability of the Loan Parties and the Pledged Subsidiaries (taken as a whole) to perform their obligations under any Loan Document, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Loan Parties and the Pledged Subsidiaries (taken as a whole) of any Loan Document or the rights and remedies of the Administrative Agent thereunder or (ii) the perfection of any Lien granted under any Loan Document (except in each case of this clause (c)(ii), to extent arising from the failure by the Administrative Agent to file any UCC continuation statements or to hold any possessory Collateral delivered to it).
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means in connection with any sale, transfer or other disposition of any Property of a Loan Party or Pledged Subsidiary, the cash proceeds received by such Loan Party or Pledged Subsidiary, net of (a) reasonable direct costs and expenses relating to such sale, transfer or other disposition, (b) sale, use or other transactional taxes paid or payable by such Loan Party or Pledged Subsidiary as a direct result of such sale, transfer or other disposition, (c) payments of unassumed liabilities relating to, and the principal amount of any Indebtedness permitted hereby which is secured by a prior perfected Lien on, the asset subject to such sale, transfer or other disposition and is required to be repaid in connection with such sale, transfer or other disposition,

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(d) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such sale, transfer or other disposition, and (e) cash escrows from the sale price from such sale, transfer or other disposition; provided, that when and to the extent such amounts are released from the reserve referenced in clause (d) above or the escrow referenced in clause (e) above and received by such Loan Party or Pledged Subsidiary, such amounts shall constitute Net Cash Proceeds.
“Non‑Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 13.3, and (b) has been approved by the Required Lenders.
“Non‑Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” and “Notes” each is defined in Section 2.8(d).
“NSCC” means the National Securities Clearing Corporation.
“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any other Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party in any such proceeding); provided, however, that, with respect to any Guarantor, Obligations guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Organizational Documents” means the certificate of organization, limited liability company agreement, operating agreement, or such other agreement under which a Person is organized, as each of the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10).
“Participant” has the meaning assigned to such term in clause (d) of Section 13.2.
“Participant Register” has the meaning specified in clause (d) of Section 13.2.
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, and any sections of the Code or ERISA related thereto that are enacted after the date of this Agreement.
“Percentage” means, for each Lender, the percentage of the total Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated or expired, the percentage of the total Credit Exposure then outstanding held by such Lender.
“Permitted Funding Debt” shall mean, with respect to any Person, Securities Lending Debt, Trading Debt, the aggregate principal amount outstanding of the obligations of such Person to repurchase securities pursuant to Repurchase Agreements, the aggregate amount of the Repurchase Liability, and, in each case, all Guarantees issued by such Person in respect of such obligations.

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“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Pledge Agreement” means that certain Pledge Agreement dated the date of this Agreement among the Loan Parties and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.
“Pledged Subsidiary” means (a) each Subsidiary as of the Closing Date listed on Schedule 6.2 hereof as a Pledged Subsidiary, (b) each Subsidiary formed or acquired after the Closing Date hereof that is required to be a Pledged Subsidiary pursuant to Section 8.17 hereof, and (c) each Subsidiary that no longer constitutes an Immaterial Subsidiary as reflected in the most recent Compliance Certificate delivered pursuant to Section 8.5(c) that is required to be a Pledged Subsidiary pursuant to Section 8.17 hereof; provided, that in no event shall an Excluded Pledged Subsidiary be a Pledged Subsidiary.
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.

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“Regulated Subsidiary” means any Subsidiary of the Borrower so long as such Subsidiary is (a) a Broker-Dealer Subsidiary, or (b) otherwise subject to regulation by any Governmental Authority and for which the incurrence of Indebtedness (including Guarantees) or the granting of Liens with respect to its assets would be prohibited or restricted or would result in a negative impact on any minimum capital or similar requirement applicable to it, in any case, as set forth in any rule or regulation of such Governmental Authority.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Repurchase Agreement” shall mean, as of any date of determination with respect to a Person, a repurchase agreement entered into by any such Person from time to time pursuant to which such Person shall have sold securities to a third party and has agreed to repurchase such securities at a stated date of maturity that is no more than 90 days from the date of determination, disregarding any rollover, renewal or extension (whether automatic or otherwise) or similar provision stated therein; provided that such repurchase agreement shall have been entered into by such Person in the ordinary course of its business.
“Repurchase Liability” shall mean, as of any date of determination with respect to a Person, the liability of such Person to purchase securities in the market that are identical to those securities it borrowed and sold pursuant to Repurchase Transactions (it being understood that such liability shall be measured based on the then market value of such security).
“Repurchase Transaction” shall mean, with respect to a Person, a repurchase transaction in which such Person borrows a security and delivers it to a purchaser and, at a later date, such Person purchases the identical security in the market to replace the borrowed security; provided that such transaction shall have been entered into by such Person in the ordinary course of its business.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. To the extent provided in the last paragraph of Section 13.3, the Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer, general partner or managing member or similar official thereof

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with responsibility for the administration of the obligations of such person in respect of this Agreement whose signature and incumbency shall have been certified to the Administrative Agent on or after the Closing Date pursuant to an incumbency certificate of the type contemplated by Section 7.2.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person located, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b) above.
“Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government (including those administered by OFAC or the United States Department of State) or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates.
“SEC” means the Securities and Exchange Commission.
“Secured Obligations” means the Obligations, Hedging Liability, and Bank Product Obligations, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party in any such proceeding); provided, however, that, with respect to any Guarantor, Secured Obligations Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.
“Securities Lending Debt” shall mean any Indebtedness incurred by any Person consisting of the liability for any borrowed securities to the lender thereof in connection with any Securities Lending Transaction.
“Securities Lending Transaction” shall mean, with respect to any Person, certain offsetting securities lending transactions whereby such Person borrows securities from one entity and then lends such securities to another entity (with such Person always maintaining a matched book between securities borrowed and securities loaned).

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“Subordinated Debt” means Indebtedness which is contractually subordinated in right of payment to the prior payment of the Secured Obligations, which is in an amount that is, and which contains subordination provisions, interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case, reasonably satisfactory to the Administrative Agent.
“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Tangible Net Worth” means, at any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid‑in capital and retained earnings after deducting treasury stock) which would appear on the balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, less the sum of (a) all notes receivable from officers and employees of the Borrower and its Subsidiaries, (b) the aggregate book value of all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and (c) the write‑up of assets above cost.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means, the earliest to occur of: (i) December 2, 2021, or (ii) the date on which the Commitment is terminated in whole pursuant to Section 2.9, 9.2 or 9.3.
“Threshold Amount” means $15,000,000.
“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness representing money borrowed of the Borrower and its Subsidiaries at such time and (b) all Indebtedness representing money borrowed of any other Person

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which is directly or indirectly Guaranteed by the Borrower or any of its Subsidiaries or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.
“Total Funded Debt to Tangible Net Worth Ratio” means, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of the date of determination to Tangible Net Worth of the Borrower and its Subsidiaries as of the date of determination.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Credit Exposure of such Lender at such time.
“Trading Debt” shall mean Indebtedness of any Person that engages primarily in the business of proprietary trading owed to prime brokers that are regulated by FINRA (or equivalent regulatory body in a foreign jurisdiction) (a) the proceeds of which Indebtedness are used solely by such Person to purchase securities or other financial instruments in the ordinary course of its business and (b) which Indebtedness is secured only by cash and/or such securities and financial instruments.
“UCC” means the Uniform Commercial Code of the State of New York in effect from time to time.
“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
“U.S. Dollars” and “$” each means the lawful currency of the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in subsection (f) of Section 4.1.
“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
“Wholly‑owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity

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interests are owned by the Borrower and/or one or more Wholly‑owned Subsidiaries within the meaning of this definition.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2.    Interpretation    . The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Accounting Standards Codification 825 or account for assets and liabilities acquired in an acquisition on a fair value basis pursuant to Accounting Standards Codification 805, all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Accounting Standards Codification 825 or Accounting Standards Codification 805.

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Section 1.3.    Change in Accounting Principles    . If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of any Loan Party shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof. Notwithstanding anything to the contrary contained herein or in the definition of “Capital Lease” or “Capitalized Leased Obligation”, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on December 15, 2018) that would constitute Capital Leases in conformity with GAAP on December 15, 2018 shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
Section 1.4.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division (whether under Delaware law or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 1.5.    Times of Day. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided.

SECTION 2.	THE FACILITY.
Section 2.1.    Facility    . Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans, whether outstanding as a Base Rate

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Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder (individually a “Loan” and collectively for all the Lenders the “Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate principal amount of Loans at any time outstanding shall not exceed the Commitments in effect at such time. Each Borrowing of Loans shall be made ratably by the Lenders in proportion to their respective Percentages. Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to the terms and conditions hereof. As provided in Section 2.2(a), the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or Eurodollar Loans.
Section 2.2.    Applicable Interest Rates    .
(a)    Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and on the Termination Date (whether by acceleration or otherwise).
(b)    Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and on the Termination Date (whether by acceleration or otherwise).
(c)        Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
Section 2.3.    Minimum Borrowing Amounts; Maximum Eurodollar Loans    . Each Borrowing of Base Rate Loans shall be in an amount not less than $500,000. Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than six (6) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

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Section 2.4.    Manner of Borrowing Loans and Designating Applicable Interest Rates    .
(a)    Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 12:00 noon: (i) at least three (3) Business Days before the date the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to convert or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.3, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner reasonably acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form reasonably acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 12:00 noon at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) with respect to the Borrower, without notice), no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted reasonably and in good faith in reliance thereon.

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(b)    Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 2.4(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.
(c)    Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.4(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.4(a) and such Borrowing is not prepaid in accordance with Section 2.6(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.
(d)    Disbursement of Loans. Not later than 3:00 p.m. on the date of any requested advance of a new Borrowing, subject to Section 7, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower may otherwise direct in writing.
(e)    Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days

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after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day plus the Applicable Margin. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 4.6 so that the Borrower will have no liability under such Section with respect to such payment. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section 2.5.    Maturity of Loans    . Each Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Termination Date.
Section 2.6.    Prepayments.
(a)    Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.6 remains outstanding) upon notice delivered by the Borrower to the Administrative Agent no later than 12:00 noon on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 4.6.
(b)    Mandatory. The Borrower shall, on each date the Commitments are reduced pursuant to Section 2.9, prepay the Loans by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Loans then outstanding to the amount to which the Commitments have been so reduced.
(c)    Any amount of Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.
Section 2.7.    Default Rate    . Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and other amounts that are due and payable hereunder at a rate per annum equal to:
(a)    for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

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(b)    for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect; and
(c)    for any other amount owing hereunder not covered by clauses (a) through (b) above, the sum of 2% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;
provided, however, that in the absence of acceleration pursuant to Section 9.2 or 9.3, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.
Section 2.8.    Evidence of Indebtedness    . (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(d)    Any Lender may request that its Loans be evidenced by a promissory note or notes in the form of Exhibit B (collectively, as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the Commitment. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.2) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 13.2, except to the extent that any such Lender or assignee subsequently

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returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.
Section 2.9.    Commitment Terminations    . The Borrower shall have the right at any time and from time to time, upon three (3) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Loans then outstanding. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments. Any termination of the Commitments pursuant to this Section may not be reinstated.
Section 2.10.    Replacement of Lenders    . If any Lender requests compensation under Section 4.2, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.3 that will eliminate or reduce such Indemnified Taxes or such additional amounts, or if any Lender is a Defaulting Lender or a Non‑Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.2, if any), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.1 or Section 4.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.2;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, if any, and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.6 as if the Loans owing to it were prepaid rather than assigned)from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

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(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.2 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable Legal Requirements; and
(v)    in the case of any assignment resulting from a Lender becoming a Non‑Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.11.    Defaulting Lenders    .
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.7 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as either (a) no Default exists or (b) all Obligations have been paid in full and the Commitments are

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terminated, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of owed to, such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Percentages of the Commitment. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Percentages of the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3.	COMMITMENT FEES.
The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) times

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the daily amount by which the aggregate amount of the Commitments exceeds the principal amount of Loans then outstanding. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the Closing Date) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

SECTION 4.	TAXES, INCREASED COSTS, CHANGE IN CIRCUMSTANCES AND FUNDING INDEMNITY .
Section 4.1.    Taxes    .
(a)    Certain Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with the applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability

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delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or

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submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN or W‑8BEN‑E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or W‑8BEN‑E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W‑8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form and substance acceptable to the Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W‑8BEN or IRS Form W‑8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate in form

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and substance acceptable to the Administrative Agent, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form and substance acceptable to the Administrative Agent on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall

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pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 4.2.    Increased Costs    .
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

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and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six‑month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 4.3.    Lending Offices; Mitigation Obligations    . Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified in its Administrative Questionnaire (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate

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in a written notice to the Borrower and the Administrative Agent. If any Lender requests compensation under Section 4.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 4.4.    Change of Law    . Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.
Section 4.5.    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR    . If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:
(a)    the Administrative Agent determines in good faith (which determination shall be conclusive and binding on the Borrower) that (i) deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or (ii) reasonable means do not exist for ascertaining the applicable LIBOR (including, without limitation, because the LIBOR Index Rate is not available or published on a current basis), or
(b)    the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable,

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then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended (and any existing Eurodollar Loans shall be automatically converted into Base Rate Loans upon the end of the applicable Interest Period therefor).
Section 4.6.    Funding Indemnity    . If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re‑employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender but excluding any loss of profit or margin) as a result of:
(a)    any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,
(b)    any failure (because of a failure to meet the conditions of Section 4 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 2.6(a) or 2.2(b),
(c)    any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or
(d)    any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.
Section 4.7.    Discretion of Lender as to Manner of Funding    . Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

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Section 4.8.    Effect of Benchmark Transition Event.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt‑in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective without further action or consent of any other party to this Agreement at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders; provided that, any such amendment with respect to an Early Opt‑in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section will occur prior to the applicable Benchmark Transition Start Date.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt‑in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non‑occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”
(d)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or

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continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of Base Rate.
(e)    Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then‑prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar‑denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then‑prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar‑denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in

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such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR: (1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; (2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt‑in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement

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has replaced LIBOR for all purposes hereunder in accordance with this Section and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to this Section.
“Early Opt‑in Election” means the occurrence of: (1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar‑denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt‑in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Term SOFR” means the forward‑looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

SECTION 5.	PLACE AND APPLICATION OF PAYMENTS .
Section 5.1.    Place and Application of Payments    . All payments of principal of and interest on the Loans and all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 3:00 p.m. on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate in writing to the Borrower), for the benefit of the Lender(s) entitled thereto. Any payments received after such time shall be deemed

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to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set‑off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day.
Section 5.2.    Non‑Business Days.    ‑ If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
Section 5.3.    Payments Set Aside    . To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day.

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Section 5.4.    Account Debit    . The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Secured Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 6.	REPRESENTATIONS AND WARRANTIES .
Each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:
Section 6.1.    Organization and Qualification    . The Borrower is (a) duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, (b) has the organizational power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, in the case of clause (b) or (c) above, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 6.2.    Guarantors and Pledged Subsidiaries. Each Guarantor and Pledged Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, (b) has the organizational power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, in the case of clauses (b) and (c) above, where the failure to do so would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and its Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Loan Party (other than the Borrower) and Pledged Subsidiary are validly issued and outstanding and fully paid and nonassessable (except as may arise pursuant to mandatory provisions of applicable law) and all such shares and other equity interests of each such Loan Party and Pledged Subsidiary indicated on Schedule 6.2 are owned, beneficially and of record, by the applicable Loan Party free and clear of all Liens except for Liens permitted under Sections 8.8(a), (b), (h), (q), (r) and (v). There are no outstanding commitments or other obligations

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of any Loan Party or Pledged Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party or Pledged Subsidiary.
Section 6.3.    Authority and Validity of Obligations    . The Borrower has the organizational power and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings herein provided for, to issue its Note in evidence thereof, to grant to the Administrative Agent the Liens described herein, and to perform all of its obligations hereunder and under the other Loan Documents to which it is a party. The Loan Parties have the organizational power and authority to enter into this Agreement and the other Loan Documents to which they are a party, to guaranty the Secured Obligations, and to perform all of their obligations hereunder and under the other Loan Documents to which they are a party. The Loan Documents delivered by the Loan Parties have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Loan Parties enforceable against them in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and none of the execution, delivery or performance of this Agreement and the other Loan Documents will (a) contravene or constitute a default under (i) any provision of law or any judgment, injunction, order or decree binding upon the Loan Parties, (ii) any provision of the Loan Parties’ Organizational Documents or (iii) any covenant, indenture or agreement of or affecting any Loan Party or any of its Property, except, in the cases of clauses (a)(i) and (a)(iii) above, where such contravention or default would not reasonably be expected to result in a Material Adverse Effect or (b) result in the creation or imposition of any Lien on any Property of the Loan Parties other than Liens permitted by Section 8.8 hereof.
Section 6.4.    Use of Proceeds     . The Borrower shall use the proceeds of the Loans for its general working capital purposes and for such other general corporate purposes as are consistent with all applicable laws. Neither the Borrower nor any Guarantor is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of Borrower and the Guarantors which are subject to any limitation on sale, pledge or other restriction hereunder.

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Section 6.5.    Financial Reports    .  The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2018, and the related consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of KPMG US LLP, independent public accountants, and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries as at June 30, 2019 then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (subject to, in the case of such unaudited financial statements, the absence of footnotes and normal year-end adjustments). No Loan Party has any contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.
Section 6.6.    No Material Adverse Change    . Since December 31, 2018, there has been no Material Adverse Effect.
Section 6.7.    Full Disclosure    . The written statements and information (taken as a whole) furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein (taken as a whole) not materially misleading at such time in light of the circumstances under which such statements and information were furnished, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to them, the Loan Parties only represent that the same were prepared on the basis of assumptions and estimates the Borrower believed to be reasonable; it being understood and agreed that such projections are as to future events and are not to be viewed as facts, such projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projections may differ significantly from the project results, and that no assurance can be given that the projected results will be realized. The Borrower is excluded as a “Legal Entity Customer” for purposes of the Beneficial Ownership Regulation.
Section 6.8.    Trademarks, Franchises, and Licenses    . The Loan Parties and the Pledged Subsidiaries own, possess, or have the right to use all patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information necessary to conduct their business as now conducted, without material conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other

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proprietary right of any other Person, except where the failure to so own, be licensed to use, possess or otherwise have the right to use would not reasonably be expected to have a Material Adverse Effect.
Section 6.9.    Governmental Authority and Licensing    . The Loan Parties and the Pledged Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened which would reasonably be expected to result in a Material Adverse Effect.
Section 6.10.    Good Title    . The Loan Parties and the Pledged Subsidiaries have good and defensible title to (or valid leasehold interests in or other valid rights to use) their assets as reflected on the most recent consolidated balance sheet of the Loan Parties furnished to the Administrative Agent (except for sales of assets by the Loan Parties and the Pledged Subsidiaries in the ordinary course of business or as otherwise permitted hereunder), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.
Section 6.11.    Litigation and Other Controversies    . There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Loan Party threatened, against any Loan Party or any Pledged Subsidiary or any of their Property which would reasonably be expected to have a Material Adverse Effect.
Section 6.12.    Taxes    . All material Tax returns required to be filed by any Loan Party or Pledged Subsidiary in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon any Loan Party or Pledged Subsidiary or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. No Loan Party knows of any proposed additional tax assessment against it or any Pledged Subsidiary for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Loan Parties and the Pledged Subsidiaries have been made for all open years, and for the current fiscal period.
Section 6.13.    Approvals    . No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Loan Parties of any Loan Document, except for (a) such approvals which

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have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Loan Documents and (c) such authorizations, consents, licenses, exemptions, filings, registrations or approvals the failure to obtain which would not reasonably be expected to have a Material Adverse Effect.
Section 6.14.    Affiliate Transactions    . Except as expressly permitted by this Agreement, no Loan Party is a party to any material contracts or material agreements with any of its Affiliates (other than another Loan Party and the Pledged Subsidiaries) on terms and conditions which are less favorable to such Loan Party than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
Section 6.15.    Investment Company    . No Loan Party or any Pledged Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 6.16.    ERISA    . (a)    Each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax‑qualified status.
(b)    There are no pending or, to the best knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.
(c)    No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, would reasonably be expected to constitute or result in an ERISA Event with respect to any Plan that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(d)        (i) the present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to

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such accrued benefits, and (ii) as of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.
Section 6.17.    Compliance with Laws    . The Loan Parties and the Pledged Subsidiaries are in compliance with all Legal Requirements applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non‑compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No Loan Party nor any Pledged Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non‑compliance or remedial action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 6.18.    Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws. (a) None of the Loan Parties, any of the Pledged Subsidiaries nor, to the knowledge of the Borrower, any director, officer or employee of any Loan Party or any of the Pledged Subsidiaries, is a Sanctioned Person or currently the subject or target of any Sanctions.
(b)    The Loan Parties and each of the Pledged Subsidiaries and, to the knowledge of the Borrower, each of the Loan Parties’ and the Pledged Subsidiaries’ respective directors, officers, employees, agents and representatives, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.
(c)    The Loan Parties and the Pledged Subsidiaries have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties, the Pledged Subsidiaries, and the Loan Parties’ and their Pledged Subsidiaries’ respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.
Section 6.19.    Other Agreements    . No Loan Party nor any Pledged Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting any Loan Party, any

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such Pledged Subsidiary or any of their Property, which default if uncured would reasonably be expected to have a Material Adverse Effect.
Section 6.20.    Solvency    . The Loan Parties, taken as a whole, are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.
Section 6.21.    No Default    . No Default has occurred and is continuing.
Section 6.22.    No Broker Fees.     No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby.
Section 6.23.    EEA Financial Institution    . No Loan Party is an EEA Financial Institution.
Section 6.24.    Regulated Subsidiaries    . Schedule 6.2 sets forth, as of the Closing Date, each Regulated Subsidiary. Each Broker Dealer Subsidiary has been duly registered with the SEC as a registered broker dealer and is a member of FINRA, which is such Regulated Subsidiary’s designated examination authority.

SECTION 7.	CONDITIONS PRECEDENT .
Section 7.1.    All Credit Events    . At the time of each Credit Event hereunder:
(a)    each of the representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) as of such time, except to the extent the same expressly relate to an earlier date in which case such representation and warranty shall remain true and correct in all material respects as of such earlier date (unless such representations and warranties are already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects);
(b)    no Default shall have occurred and be continuing or would occur as a result of such Credit Event;
(c)    after giving effect to such extension of credit the aggregate principal amount of all Loans outstanding under this Agreement shall not exceed the Commitment; and

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(d)    in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.4.
Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section.
Section 7.2.    Initial Credit Event.     Before or concurrently with the initial Credit Event:
(a)    the Administrative Agent shall have received this Agreement duly executed by the Borrower, the Guarantors and the Lenders;
(b)    the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.8;
(c)    the Administrative Agent shall have received the Pledge Agreement duly executed by the Borrower and the relevant Guarantors together with (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each Pledged Subsidiary, (ii) stock powers executed in blank and undated and voting proxies for the Collateral consisting of the stock or other equity interest in each Pledged Subsidiary, and (iii) UCC financing statements to be filed against the Borrower and each Guarantor, as debtor, in favor of the Administrative Agent, as secured party;
(d)    the Administrative Agent shall have received copies of the Borrower’s and each Guarantor’s Organizational Documents and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary (or comparable Responsible Officer);
(e)    the Administrative Agent shall have received copies of resolutions of the Borrower’s and each Guarantor’s board of directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary (or comparable Responsible Officer);
(f)    the Administrative Agent shall have received copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization;

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(g)    the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;
(h)    the Administrative Agent shall have received a certificate as to the Borrower’s Designated Disbursement Account;
(i)    the Administrative Agent shall have received a non-refundable, upfront fee in the amount equal to 0.25% of the Commitment;
(j)    the Administrative Agent shall have received projected consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ending December 31, 2019, December 31, 2020 and December 31, 2021;
(k)    the Administrative Agent shall have received financing statement, tax, and judgment lien search results against each Loan Party and Pledged Subsidiary and its Property evidencing the absence of Liens thereon except as permitted by Section 8.8;
(l)    the Administrative Agent shall have received the favorable written opinion of counsel to the Borrower and each Guarantor, in form and substance reasonably satisfactory to the Administrative Agent; and
(m)    the Administrative Agent shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including without limitation, the Patriot Act including, without limitation, the information described in Section 13.19; and the Administrative Agent shall have received a fully executed Internal Revenue Service Form W‑9 (or its equivalent) for Borrower and each Guarantor.

SECTION 8.	COVENANTS .
Each Loan Party agrees that, for so long as any Commitment is outstanding or any Obligations are outstanding (other than Hedging Liabilities, Bank Product Obligations or contingent indemnification obligations for which no claim has been asserted), except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.3:
Section 8.1.    Maintenance of Business    . Each Loan Party shall, and shall cause each Pledged Subsidiary to, preserve and maintain its existence except as otherwise permitted by this Agreement. Each Loan Party shall, and shall cause each Pledged Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business,

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except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 8.2.    Maintenance of Properties    . Each Loan Party shall, and shall cause each Pledged Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted); shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 8.3.    Taxes and Assessments    . Each Loan Party shall duly pay and discharge, and shall cause each Pledged Subsidiary to, duly pay and discharge all Taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that (a) the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor to the extent required by and in accordance with GAAP, or (b) the failure to pay or discharge would not reasonably be expected to have a Material Adverse Effect.
Section 8.4.    Insurance    . Each Loan Party shall insure and keep insured, and shall cause each Pledged Subsidiary to insure and keep insured, with financially sound and reputable insurers all insurable Property owned by it of the kinds customarily insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each Loan Party shall insure, and shall cause each Pledged Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with financially sound and reputable insurers as and to the extent customarily insured by Persons similarly situated and conducting similar businesses. The Loan Parties shall, upon request of the Administrative Agent, furnish to the Administrative Agent a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.
Section 8.5.    Financial Reports    . The Loan Parties shall, and shall cause each Subsidiary to, maintain proper books of records and accounts reasonably necessary to prepare financial statements required to be delivered pursuant to this Section 8.5 in accordance with GAAP and shall furnish to the Administrative Agent:
(a)    as soon as available, and in any event within 45 days after the last day of each fiscal quarter of the Borrower other than the fiscal quarter ending on the last day of the fiscal year of Borrower, copies of the company-prepared consolidated balance sheet of

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the Borrower and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for such period and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Borrower in accordance with GAAP (subject to, in each case, the absence of footnotes and normal year-end adjustments) and certified to by a Financial Officer or such other officer of the Borrower reasonably satisfactory to the Administrative Agent;
(b)    as soon as available, and in any event within 90 days after the last day of each fiscal year of the Borrower, copies of the consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for such period, and accompanying notes thereto, accompanied by an unqualified opinion thereon of KPMG US LLP or another firm of independent public accountants of recognized national standing to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;
(c)    as soon as available, and in any event within 45 days after the last day of the first three fiscal quarters and 90 days after the end of each fiscal year, the Borrower shall deliver to the Administrative Agent a written certificate (a “Compliance Certificate”) in the form attached hereto as Exhibit D signed by a Financial Officer of the Borrower, or such other officer of the Borrower reasonably satisfactory to the Administrative Agent;
(d)    as soon as available, and in any event within 60 days after the last day of each fiscal year of the Borrower, a copy of the operating budget of the Borrower for the following fiscal year, in form and details reasonably satisfactory to the Administrative Agent;
(e)    promptly after knowledge thereof shall have come to the attention of any Responsible Officer of any Loan Party, written notice of (i) any threatened or pending litigation, governmental or arbitration proceeding or labor controversy against any Loan Party, Pledged Subsidiary or any of their Property which would reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Default hereunder, (iii) the

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occurrence of any event or the existence of any condition that would reasonably be expected to have a Material Adverse Effect; or (iv) any ERISA Event;
(f)    promptly after receipt thereof, and in any event within five (5) Business Days after receipt thereof, a copy of each annual FINRA or SEC examination of a Loan Party or any Pledged Subsidiary, or other audits or examinations that are conducted by regulatory authorities which note noncompliance that would reasonably be expected to have a Material Adverse Effect;
(g)    notice of any Change of Control;
(h)    promptly after it is filed with the SEC copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10‑K, Form 10‑Q and Form 8‑K reports) filed publicly by any Loan Party or Pledged Subsidiary with any securities exchange or the SEC; and
(i)    promptly, from time to time, (i) such other information regarding the operations, business affairs and financial condition of any Loan Party or any Pledged Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request, or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable Anti-Corruption Laws and the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to this Section (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent and including the SEC’s website at sec.gov (or any successor thereto)).
Section 8.6.    Inspection    . Each Loan Party shall, and shall cause each Pledged Subsidiary to, permit the Administrative Agent and its duly authorized representatives and agents (who may be accompanied by the Lenders) to visit and inspect any of the Properties, corporate books and financial records of each Loan Party and Pledged Subsidiary, to examine and make copies of the books of accounts and other financial records of each Loan Party and Pledged Subsidiary with, and to discuss the affairs, finances and accounts of each Loan Party and Pledged Subsidiary

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with, and to be advised as to the same by, its officers, employees, and independent public accountants (and by this provision the Loan Parties hereby authorize such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of each Loan Party and of each Pledged Subsidiary) at such reasonable times (during normal business hours) and reasonable intervals as the Administrative Agent may designate; provided that, excluding any inspections during the continuation of an Event of Default, the Administrative Agent shall provide reasonable prior notice of its exercise of such inspection rights and shall not exercise such inspection rights more often than one time during any calendar year.
Section 8.7.    Borrowings and Guaranties    . No Loan Party shall, nor shall it permit any Pledged Subsidiary to, issue, incur, assume, create, or have outstanding any Indebtedness, or be or become liable as endorser, guarantor, surety, or otherwise for any Indebtedness of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:
(a)    the Secured Obligations of the Loan Parties and their Pledge Subsidiaries owing to the Administrative Agent, the Lenders and their Affiliates;
(b)    purchase money indebtedness and Capitalized Lease Obligations of the Loan Parties and their Pledged Subsidiaries (including any refinancings thereof) in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding;
(c)    Indebtedness in connection with the financing of securities and other financial instruments bought or sold in the normal day to day conduct of any Regulated Subsidiary’s business, including but not limited to any margin facility or other margin‑related Indebtedness incurred to finance such securities or instruments;
(d)    Subordinated Debt of the Regulated Subsidiaries so long as (i) the Borrower and its Subsidiaries are in compliance with the covenants set forth in Section 8.22 immediately before and after giving effect to the incurrence of such Indebtedness, and (ii) no Default has occurred or would result therefrom;
(e)    guarantees in favor of clearing agencies, clearing firms, settlement banks and similar entities (acting in their capacities as such) involved in the clearance and settlement of transactions in, and custody of, financial assets;
(f)    Indebtedness constituting credit balances in accounts;
(g)    Indebtedness of any Loan Party or Pledged Subsidiary owing to any other Loan Party, Pledged Subsidiary or any Subsidiary; provided that any such Indebtedness owing by a Loan Party or a Pledged Subsidiary to a Subsidiary that is not a Loan Party shall

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be permitted so long as such Indebtedness is subject to subordination terms reasonably acceptable to the Administrative Agent in its sole discretion;
(h)    guarantee obligations incurred by the Loan Parties and Pledged Subsidiaries in respect of Indebtedness that is permitted to be incurred under this Agreement; provided that (i) if the Indebtedness being guaranteed under this Section 8.7(h) is subordinated to the Secured Obligations, such guarantee obligations shall be subordinated to the Secured Obligations or to the Guarantee of the Secured Obligations (as the case may be) on terms at least as favorable to the Administrative Agent and the Lenders as those contained in the subordination of such Indebtedness, and (ii) a Loan Party or Pledged Subsidiary may not guarantee Indebtedness of an Excluded Subsidiary unless (x) the Borrower and the Subsidiaries are in compliance with the financial covenants set forth in Section 8.22 hereof on a pro forma basis after giving effect to such guaranty and (y) no Default exists at that time such Loan Party or Pledged Subsidiary executes and delivers such guaranty;
(i)    liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements designed to hedge against any Loan Party’s or Pledged Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred not for speculative purposes;
(j)    Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);
(k)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations (including such obligations in respect of letters of credit and bank guarantees related thereto and such obligations incurred to secure health, safety and environmental obligations), in each case, not in connection with money borrowed and provided in the ordinary course of business or consistent with past practice;
(l)    Indebtedness representing deferred compensation to directors, employees, consultants or independent contractors incurred in the ordinary course of business;
(m)    any obligation arising from agreements providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case incurred or

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assumed in connection with the disposition or acquisition of any business, assets or equity interests in a transaction permitted under this Agreement;
(n)    guaranties provided by a Loan Party or a Pledged Subsidiary in connection with Indebtedness of the Regulated Subsidiaries permitted pursuant to Section 8.7(d);
(o)    other Indebtedness of the Loan Parties and the Pledged Subsidiaries so long as (i) no Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness, (ii) such Indebtedness has a scheduled maturity date at least 181 days after the Termination Date, and (iii) the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Section 8.22 hereof on a pro forma basis after giving effect to the incurrence of such Indebtedness;
(p)    Indebtedness in existence on the Closing Date and listed on Schedule 8.7 attached hereto and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof);
(q)    Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business with respect to trade payables relating to the purchase of property and other letters of credit, surety, performance, appeal or similar bonds, banker’s acceptances, completion guarantees or similar instruments issued in the ordinary course of business of any Loan Party or any Pledged Subsidiary, including letters of credit or similar instruments pursuant to health, disability and other employee benefits, property, casualty or liability insurance or self-insurance and workers’ compensation obligations; provided that, in each case, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 15 days following such drawing or incurrence; and provided, further, that such Indebtedness is not in connection with the borrowing of money;
(r)    (i) Permitted Funding Debt of the Loan Parties and the Pledged Subsidiaries, and (ii) the Guarantee by any Loan Party or Pledged Subsidiary of Permitted Funding Debt of the Borrower and its Subsidiaries;
(s)    Indebtedness of any Loan Party or any Pledged Subsidiary in respect of customary “springing recourse” or “bad boy” Guarantees with respect to real estate financing transactions entered into by any of their respective Subsidiaries that are Loan Parties or Pledged Subsidiaries consistent with past practices; provided that such Guarantee is non-

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recourse to the Borrower, any Loan Party or any Pledged Subsidiary other than with respect to losses resulting from customary “bad acts” of the Borrower, such Loan Party or such Pledged Subsidiary; and
(t)    Indebtedness of the Loan Parties and the Pledged Subsidiaries in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding.
The foregoing notwithstanding, the restrictions set forth in this Section 8.7 shall not apply to the CES Loan Parties until such restrictions are permitted under Section 8.20 of the CES Credit Agreement.
Section 8.8.    Liens    . No Loan Party shall, nor shall it permit any Pledged Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:
(a)    Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which any Loan Party or Pledged Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue by more than five (5) Business Days or, if overdue by more than five (5) Business Days, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
(b)    mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue by more than five (5) Business Days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
(c)    the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Loan Parties and the Pledged Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of the Threshold Amount at any one time outstanding;
(d)    Liens on Property of any Loan Party or Pledged Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 8.7(b) hereof representing or incurred to finance the purchase price of such Property, provided that no such Lien shall

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extend to or cover other Property of such Loan Party or Pledged Subsidiary other than the respective Property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;
(e)    any interest or title of a lessor under any operating lease, including any Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of such operating lease;
(f)    easements, rights‑of‑way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Loan Parties taken as a whole;
(g)    required deposits maintained with commodity or securities exchanges or their associated clearing corporations in the ordinary course of the business of any Loan Party, any Pledged Subsidiary or any Regulated Subsidiary, and Liens in favor of a clearinghouse encumbering such deposits and similar Liens attaching to brokerage and securities accounts (and the personal property assets therein) incurred in the ordinary course of business and not for speculative purposes;
(h)    Liens granted in favor of the Administrative Agent;
(i)    Liens securing Indebtedness permitted under Section 8.7(c); provided, that no such Lien shall extend to or cover other Property of a Loan Party or Pledged Subsidiary other than the securities and other financial instruments being financed by such Indebtedness;
(j)    (i) Liens securing Indebtedness permitted under Section 8.7(e), and (ii) Liens securing the guaranties permitted by Section 8.7(n); provided, that, in the case of this clause (ii) the value of the Property subject to such Liens shall not exceed $5,100,000 in the aggregate at any one time;
(k)    leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Loan Parties and the Pledged Subsidiaries taken as a whole;
(l)    Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) of a commodity intermediary attaching to commodity trading accounts or other commodity brokerage accounts incurred

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in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);
(m)    Liens (i) on cash advances in favor of the seller of any property to be acquired in a transaction permitted pursuant to this Agreement to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to dispose of any property in a transaction permitted under this Agreement;
(n)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers of any Loan Party or any Pledged Subsidiary in the ordinary course of business;
(o)    Liens on cash, securities or insurance policies and the proceeds thereof securing insurance premiums, insurance reimbursements or insurance obligations or performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;
(p)    Liens securing Indebtedness or other obligations of a Loan Party or Pledged Subsidiary in favor of another Loan Party or Pledged Subsidiary (solely to the extent of contractual rights of set‑off incurred in the ordinary course of business);
(q)    judgment Liens and judicial attachment Liens not constituting an Event of Default under Section 9.1(g) hereof;
(r)    Liens (i) existing on any asset of any Person at the time such Person becomes a Loan Party or Pledged Subsidiary, (ii) existing on any asset of any Person at the time such Person merged with or into a Loan Party or Pledged Subsidiary, or (iii) existing on any asset prior to the acquisition thereof by any Loan Party or Pledged Subsidiary; provided, that such Liens secure only those obligations which they secure on the date that such Person becomes a Loan Party or Pledged Subsidiary, the date of such merger or the date of such acquisition, as applicable;
(s)    Liens arising in connection with Permitted Funding Debt; provided, such Liens do not extend to or cover any property or assets other than the securities that relate to the Permitted Funding Debt transaction;

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(t)    Liens securing obligations under Section 8.7(i);
(u)    Liens on any property or asset of any Loan Party or any Pledged Subsidiary existing on the Closing Date and listed on Schedule 8.8 attached hereto;
(v)    extensions, renewals, or replacements of any Lien referred to in subsections (d), (r) and (u) of this Section 8.8; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; and
(w)    Liens securing Indebtedness permitted pursuant to Section 8.7(t) hereof; provided, that no such Lien shall extend to or cover any Collateral.
The foregoing notwithstanding, the restrictions set forth in this Section 8.8 shall not apply to the CES Loan Parties until such restrictions are permitted under Section 8.20 of the CES Credit Agreement.
Section 8.9.    Investments, Acquisitions, Loans and Advances    . No Loan Party shall, nor shall it permit any Pledged Subsidiary to, make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person or acquire substantially as an entirety the Property or business of any other Person, other than as permitted by such Loan Party’s or such Pledged Subsidiary’s Organizational Documents and by any applicable regulatory authority so long as no Default has occurred or would result therefrom; provided, however, that this Section shall not apply to nor operate to prevent:
(a)    investments in cash and Cash Equivalents;
(b)     investments made (i) by the Borrower in or to any other Loan Party or Pledged Subsidiary or (ii) by any Loan Party or Pledged Subsidiary to the Borrower or in or to another Loan Party or Pledged Subsidiary; and
(c)    loans or advances to employees, officers or directors of any Loan Party or any Pledged Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $5,000,000 at any time outstanding.
The foregoing notwithstanding, the restrictions set forth in this Section 8.9 shall not apply to the CES Loan Parties until such restrictions are permitted under Section 8.20 of the CES Credit Agreement.

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Section 8.10.    Mergers, Consolidations, Divisions and Sales    . No Loan Party shall, nor shall it permit any Pledged Subsidiary to, be a party to any merger or consolidation, amalgamation or division or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction; or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:
(a)    the sale of securities or other financial instruments in the ordinary course of business;
(b)    the sale, transfer, or other disposition of any tangible personal property that, in the reasonable business judgment of a Loan Party or Pledged Subsidiary, has become uneconomical, obsolete, or worn out, or which is surplus property or which is no longer necessary for the proper conduct of such Loan Party’s or any Pledged Subsidiary’s business and which is disposed of in the ordinary course of business;
(c)    the merger of any Person into the Borrower, provided the Borrower is the surviving entity and no Change of Control results from the merger;
(d)    the merger of any Person (other than the Borrower) into any Loan Party (other than the Borrower) or any Pledged Subsidiary, provided that (i) in the case of a merger involving one or more Loan Parties, a Loan Party is the surviving entity and (ii) in the case of a merger involving one or more Pledged Subsidiaries that are not Loan Parties, the surviving entity shall also be a Pledged Subsidiary;
(e)    the sale, transfer or other disposition of Property by any Loan Party or Pledged Subsidiary to any other Loan Party or Pledged Subsidiary;
(f)    the sale, transfer or other disposition of Property by any Loan Party or Pledged Subsidiary to an Excluded Subsidiary (other than a Foreign Subsidiary) so long as (i) no Default exists or would result therefrom and (ii) the Borrower is in compliance with Section 8.17 hereof after giving effect to such sale, transfer or other disposition;
(g)    the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);
(h)    any other sale, transfer or other disposition of any equity interest in an Excluded Subsidiary or the liquidation or dissolution an Excluded Subsidiary;

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(i)    the disposition of cash and Cash Equivalents; and
(j)    any sale, transfer or other disposition of Property of the Loan Parties and the Pledged Subsidiaries not otherwise permitted hereunder; provided that (i) the Net Cash Proceeds shall be reinvested in assets used or useful for the business, or otherwise used in the operations, of the Loan Parties and the Pledged Subsidiaries within twelve (12) months following receipt of such Net Cash Proceeds, (ii) such sale, transfer or disposition is made for fair market value and the consideration received shall be no less than 100% in cash, (iii) no Default exists or would result from such sale, transfer or other disposition, and (iv) after giving pro forma effect to such sale, transfer or other disposition, the Borrower and its Subsidiaries are in compliance with Section 8.22.
The foregoing notwithstanding, the restrictions set forth in this Section 8.10 shall not apply to the CES Loan Parties until such restrictions are permitted under Section 8.20 of the CES Credit Agreement.
Section 8.11.    Dividends and Certain Other Restricted Payments    . No Loan Party shall, nor shall it permit any Pledged Subsidiary to (a) declare or pay any cash dividends on or make any other cash distributions in respect of any class or series of its member’s interests or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire for cash any of its equity interests or any warrants, options or similar instruments to acquire the same (collectively, “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent:
(i)     the making of Restricted Payments by any Loan Party or Pledged Subsidiary to the Borrower or any other Loan Party; provided, that with respect to any Regulated Subsidiary, the Restricted Payment is permitted under all rules and regulations applicable to such Regulated Subsidiary;
(ii)    Restricted Payments required to be made on any Preferred Stock issued and outstanding as of the Closing Date; and
(iii)    the making of Restricted Payments by the Borrower so long as (x) no Default has occurred and is continuing or would occur as a result of the making of such Restricted Payment, and (y) the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Section 8.22 hereof on a pro forma basis after giving effect to the making of such Restricted Payment.
The foregoing notwithstanding, the restrictions set forth in this Section 8.11 shall not apply to the CES Loan Parties until such restrictions are permitted under Section 8.20 of the CES Credit Agreement.

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Section 8.12.    ERISA    . Each Loan Party shall, and shall cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws; (b) cause each Plan which is qualified under section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to the Pension Funding Rules.
Section 8.13.    Compliance with Laws    . Each Loan Party shall, and shall cause each Pledged Subsidiary to, comply in all respects with all Legal Requirements applicable to or pertaining to its Property or business operations, where any such non‑compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.
Section 8.14.    Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. (a) The Borrower shall at all times comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to Borrower and shall cause each other Loan Party and each of its and their respective Pledged Subsidiaries to comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Persons, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower shall provide any information reasonably requested by the Administrative Agent and the Lenders regarding the Borrower, each other Loan Party, and each of their respective owners, Affiliates, and Subsidiaries necessary for the Administrative Agent and each Lender to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, subject however, in the case of owners and Affiliates, to the Borrower’s ability to provide information applicable to them.
(c)    The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Loan Parties, their Pledged Subsidiaries and the Loan Parties’ and the Pledged Subsidiaries’ respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti Money-Laundering Laws and Sanctions.
Section 8.15.    Burdensome Contracts With Affiliates    . Except as expressly permitted hereunder, no Loan Party shall, nor shall it permit any Pledged Subsidiary to, enter into any material contract, material agreement or material business arrangement with any of its Affiliates (other than another Loan Party or Pledged Subsidiary) on terms and conditions which are less favorable to such Loan Party or Pledged Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

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Section 8.16.    No Changes in Fiscal Year    . The fiscal year of the Loan Parties and the Pledged Subsidiaries ends on December 31 of each year; and no Loan Party shall, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.
Section 8.17.    Formation of Subsidiaries    . Promptly upon the formation or acquisition of any Subsidiary that is required to become a Loan Party or a Pledged Subsidiary under the terms of this Agreement, the Borrower shall provide the Administrative Agent and the Lenders notice thereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary). Not later than sixty (60) days after the formation or acquisition of a Domestic Subsidiary, the Borrower shall cause (i) such Subsidiary (other than an Excluded Subsidiary) to become a Guarantor hereunder by delivering a Guaranty Agreement, including a Guaranty Agreement in the form attached hereto as Exhibit E, and (ii) such Subsidiary (other than an Excluded Pledged Subsidiary) to become a Pledged Subsidiary by delivering a supplement to the Pledge Agreement. In the event a Compliance Certificate delivered by the Borrower pursuant to Section 8.5(c) hereof evidences that a Domestic Subsidiary no longer qualifies as an Immaterial Subsidiary, then the Borrower shall, not later than sixty (60) days after delivery of such Compliance Certificate, cause such Domestic Subsidiary to become a Guarantor or Pledged Subsidiary, as the case may be; provided, that in no event shall such Subsidiary be required to become (i) a Guarantor if such Subsidiary is an Excluded Subsidiary or (ii) a Pledged Subsidiary if such Subsidiary is an Excluded Pledged Subsidiary.
Section 8.18.    Change in the Nature of Business    . No Loan Party shall, nor shall it permit any Pledged Subsidiary to, engage in any business or activity if as a result the general nature of the business of any Loan Party or Pledged Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date, and any Subsidiary acquired or formed after the date hereof shall be in the same or similar line of business as the Borrower is engaged in as of the date hereof.
Section 8.19.    Use of Proceeds    . The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof. Except for Regulated Subsidiaries, neither Borrower nor any other Loan Party or Pledged Subsidiary will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

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Section 8.20.    No Restrictions    . Except as provided herein, no Loan Party shall, nor shall it permit any Pledged Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party or Pledged Subsidiary to: (a) pay dividends or make any other distribution on any Pledged Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Loan Party, (b) pay any indebtedness owed to a Loan Party or Pledged Subsidiary, (c) make loans or advances to a Loan Party or Pledged Subsidiary, (d) transfer any of its Property to a Loan Party or Pledged Subsidiary, or (e) guarantee the Obligations, and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents; provided that the foregoing shall not apply to encumbrances or restrictions existing under or by reason of: (i) agreements entered into with respect to any sale, transfer or other disposition permitted by this Agreement and applicable solely to assets under such sale, transfer or other disposition, (ii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by this Agreement and applicable solely to such joint venture, (iii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 8.7, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (iv) customary restrictions on easements, rights of way, leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (v) restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 8.7 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (vi) customary provisions restricting assignment of any agreement or any rights thereunder entered into in the ordinary course of business, or (vii) any restriction imposed by or arising under the CES Credit Agreement, or (viii) applicable Legal Requirements.
Section 8.21.    Maintenance of Subsidiaries . No Loan Party shall, nor shall it permit any Pledged Subsidiary to issue any shares of capital stock of another Loan Party or Pledged Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance of any shares or other equity interests of the Borrower and (b) the issuance to any person of any shares of capital stock of such Loan Party (other than the Borrower) or Pledged Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Loan Party or Pledged Subsidiary.
Section 8.22.    Financial Covenants.
(a)    Maximum Total Funded Debt to Tangible Net Worth Ratio. The Borrower shall at all times maintain Total Funded Debt to Tangible Net Worth Ratio of not more than 1.25 to 1.0.
(b)    Minimum Excess Net Capital. The Borrower shall at all times cause the Regulated Subsidiaries on a consolidated basis to maintain Excess Net Capital of not less than $125,000,000.

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(c)    Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.75 to 1.0.
(d)    Minimum Liquid Investments. The Borrower shall at all times maintain Liquid Investments of not less than 200% of the Commitments then in effect.
Section 8.23.    Depository Banks    . Within one hundred eighty (180) days of the Closing Date (or such later date as may be approved by the Administrative Agent in its sole discretion), each Loan Party and Pledged Subsidiary shall maintain the Administrative Agent (or one of its Affiliates) as its primary depository bank, including for its principal operating, administrative, cash management, lockbox arrangements, collection activity, and other deposit accounts for the conduct of its business.

SECTION 9.	EVENTS OF DEFAULT AND REMEDIES.
Section 9.1.    Events of Default    . Any one or more of the following shall constitute an “Event of Default” hereunder:
(a)    default in the payment when due of all or any part of the principal amount of the Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), or (ii) default for a period of three (3) Business Days in the payment when due of any interest, fee or any other Obligation hereunder or any Loan document;
(b)    (i) default in the observance or performance of any covenant set forth in Section 8.7, 8.8, 8.9, 8.10, 8.11, 8.14, 8.15, 8.17, 8.18, 8.19, 8.20, 8.21, 8.22 or 8.23 hereof; or (ii) default for a period of five (5) Business Days in the observance or performance of any covenant or other provision set forth in Section 8.5;
(c)    default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of a Loan Party or (ii) written notice thereof is given to a Loan Party by the Administrative Agent;
(d)    any representation or warranty made by any Loan Party or Pledged Subsidiary herein or in any other Loan Document, or in any written statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof;
(e)    (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of

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the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or (ii) any Loan Party or Pledged Subsidiary takes any action for the purpose of terminating repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, (iii) any Loan Party or Pledged Subsidiary makes any payment on account of any Subordinated Debt which is prohibited under the terms of any instrument subordinating such Subordinated Debt to any Obligation, or any subordination provision in any document or instrument (including, without limitation, any intercreditor or subordination agreement) relating to any Subordinated Debt shall cease to be in full force and effect, or any Person (including the holder of any Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision; or (iv) the Pledge Agreement or any other Loan Document shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms hereof;
(f)    any Loan Party or Pledged Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Indebtedness aggregating more than the Threshold Amount when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Indebtedness aggregating more than the Threshold Amount and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;
(g)    any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of the Threshold Amount shall be entered or filed against any Loan Party or Pledged Subsidiary or against any of their Property (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and which remains unvacated, undischarged, unbonded pending appeal, unstayed or unsatisfied for a period of 60 days;

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(h)    (i) an ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or Pledged Subsidiary under Title IV of ERISA to the Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, (ii) the existence of any Lien under Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA on any assets of a Loan Party, or (iii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;
(i)    any Change of Control shall occur;
(j)    any Loan Party or Pledged Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or
(k)    a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any Pledged Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against any Loan Party or any Pledged Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or
(m)    any Broker-Dealer Subsidiary shall fail to comply with the capital requirements of the SEC for a period of more than five (5) consecutive Business Days.
Section 9.2.    Non‑Bankruptcy Defaults.    ‑ When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by

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the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. In addition, the Administrative Agent may exercise, on behalf of itself and the Lenders, all rights and remedies available to it, the Lenders under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) promptly upon being requested to do so by any Lender. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
Section 9.3.    Bankruptcy Defaults    . When any Event of Default described in subsections (j) or (k) of Section 9.1 with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Administrative Agent may exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing.
Section 9.4.    Post‑Default Collections    ‑. Anything contained herein or in the other Loan Documents to the contrary notwithstanding (including, without limitation, Section 2.6(b)), all payments and collections received in respect of the Secured Obligations and all proceeds of the Collateral and payments made under or in respect of the Guaranty Agreements received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Secured Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:
(a)    first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Loan Parties have agreed to pay the Administrative Agent under Section 13.4 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in

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which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);
(b)    second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(c)    third, to the payment of principal on the Loans to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(d)    fourth, to the payment of all other unpaid Secured Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
(e)    finally, to the Borrower or whoever else may be lawfully entitled thereto.
Section 9.5.    Limitations Relating to Broker-Dealer Subsidiaries. Notwithstanding anything to the contrary contained in this Section 9, any exercise of remedies or enforcement action with respect to any Broker-Dealer Subsidiary that is a Pledged Subsidiary, this Section 9 shall be subject to Section 9(h) of the Pledge Agreement.

SECTION 10.	THE ADMINISTRATIVE AGENT .
Section 10.1.    Appointment and Authority    . Each of the Lenders hereby irrevocably appoints BMO Harris Bank N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 (other than the provisions of Sections 10.6 and 10.10 hereof) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third‑party beneficiary of any of such provisions other than the provisions of Sections 10.6 and 10.10. It is understood and agreed that the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 10.2.    Rights as a Lender    . The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender

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and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 10.3.    Action by Administrative Agent; Exculpatory Provisions    . (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

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(b)    Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2, 9.3, 9.4 and 13.3), or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.
(c)    Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 7.1 or 7.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 10.4.    Reliance by Administrative Agent    . The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts

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selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.5.    Delegation of Duties    . The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub‑agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub‑agents.
Section 10.6.    Resignation of Administrative Agent    . (a) The Administrative Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America which such appointment shall, in the absence of an Event of Default, be subject to the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. If on the Resignation Effective Date no successor has been appointed and accepted such appointment, the Administrative Agent’s rights in the Collateral shall be assigned without representation, recourse

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or warranty to the Lenders as their interests may appear. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 13.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 10.7.    Non‑Reliance on Administrative Agent and Other Lenders    ‑. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 10.8.    Designation of Additional Agents    . The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.
Section 10.9.    Enforcement of the Loan Documents; Possession of Collateral. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Loan Documents (other than this Agreement) on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Lon Documents as the Administrative Agent considers appropriate. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the

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Lenders. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or their Affiliates for any failure to monitor or maintain any portion of the Collateral. The Lenders hereby irrevocably authorize (and each of their Affiliates holding any Bank Product Obligations and Hedging Liability entitled to the benefits of the Collateral shall be deemed to authorize) the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent (or any security trustee therefore) under the provisions of the Uniform Commercial Code, including pursuant to Sections 9‑610 or 9‑620 of the Uniform Commercial Code, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 of the United States Bankruptcy Code, or at any sale or foreclosure conducted by the Administrative Agent or any security trustee therefore (whether by judicial action or otherwise) in accordance with applicable law. Except as otherwise specifically provided for herein, no Lender or its Affiliates, other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Loan Documents; it being understood and intended that no one or more of the Lenders or their Affiliates shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Loan Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Loan Documents for the benefit of the Lenders and their Affiliates. Each Lender is hereby appointed agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code or other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.
Section 10.10.    Authorization to Release Liens and Guaranties    . The Administrative Agent is hereby irrevocably authorized by each of the Lenders and their Affiliates (including any providers of Bank Products and any counterparty to a Hedge Agreement) to (a)  release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Secured Obligations (other than contingent indemnification obligations and Secured Obligations constituting Bank Product Obligations or Hedging Liabilities as to which arrangements

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satisfactory to the applicable holders thereof shall have been made), (b) release Liens covering any Collateral that is sold, transferred or otherwise disposed of in accordance with the terms and conditions of this Agreement and the other Loan Documents (including a sale, transfer or disposition permitted by the terms of Section 8.10 or which has been consented to in accordance with Section 13.3) and (c) release any Guarantor from its obligations as a Guarantor if such Person ceases to be a Guarantor as a result of a transaction permitted under the Loan Documents or if such Guarantor becomes a Excluded Subsidiary. Upon the Administrative Agent’s request, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of Property or to release any Person form its obligations as a Guarantor under the Loan Documents.
Section 10.11.    Authorization of Administrative Agent to File Proofs of Claim     In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Loan Documents including, but not limited to, Sections 3, 4.2, 4.6 and 13.4) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3 and 13.4. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any

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Lender or to authorize the Administrative Agent to otherwise vote in respect of the claim of any Lender in any such proceeding.
Section 10.13.    Hedging Liability and Bank Product Obligations. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.2, as the case may be, any Affiliate of such Lender with whom the Borrower or any other Loan Party has entered into an agreement creating Hedging Liability or Bank Product Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranty Agreements as more fully set forth in Section 9.4. In connection with any such distribution of payments and collections, or any request for the release of the Guaranty Agreements and the Administrative Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Secured Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Obligations unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranty Agreements and Liens.

SECTION 11.	THE GUARANTEES .
Section 11.1.    The Guarantees    . To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto (including any Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit E or such other form acceptable to the Administrative Agent) and the Borrower (as to the Secured Obligations of another Loan Party) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Secured Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, and the due and punctual payment of all other Secured Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Obligations, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided, however, that, with respect to any Guarantor, Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In

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case of failure by the Borrower or other obligor punctually to pay any Secured Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.
Section 11.2.    Guarantee Unconditional    . The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:
(a)    any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;
(b)    any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations;
(c)    any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;
(d)    the existence of any claim, set‑off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;
(e)    any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;
(f)    any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid;
(g)    any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations or any provision of applicable law or regulation purporting to prohibit the payment by any

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Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations; or
(h)    any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11.
Section 11.3.    Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances    . Each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Bank Product Obligations shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Loan Party or other obligor or any guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
Section 11.4.    Subrogation    . Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Secured Obligations shall have been paid in full subsequent to the termination of all the Commitments. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Secured Obligations and all other amounts payable by the Loan Parties hereunder and the other Loan Documents and (y) the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Secured Parties or be credited and applied upon the Secured Obligations whether matured or unmatured, in accordance with the terms of this Agreement.
Section 11.5.    Subordination    . Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or other Loan Party owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Secured Obligations. During the existence of any Event of Default, subject to Section 11.4, any such indebtedness, obligation, or liability of the Borrower or other Loan Party owing to such Subordinated Creditor shall be enforced

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and performance received by such Subordinated Creditor as trustee for the benefit of the Administrative Agent and the other Secured Parties and the proceeds thereof shall be paid over to the Administrative Agent for application to the Secured Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 11.
Section 11.6.    Waivers    . Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.
Section 11.7.    Limit on Recovery    . Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 11 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.
Section 11.8.    Stay of Acceleration    . If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Bank Product Obligations, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Bank Product Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.
Section 11.9.    Benefit to Guarantors    . The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each other Loan Party. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.
Section 11.10.    Keepwell    . Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall

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remain in full force and effect until discharged in accordance with Section 11.3. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 12.	COLLATERAL.
Section 12.1.    Collateral    . To secure the payment and performance of the Secured Obligations, each Loan Party hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing first priority security interest in, and Lien on, such Loan Party’s right, title and interest (i) on the capital stock or other equity interests of the Pledged Subsidiaries, and (ii) in any and all proceeds thereof (subsections (i), and (ii), whether now owned or held or hereafter acquired, are collectively referred to herein as the “Collateral”). Each Loan Party acknowledges and agrees that the Liens on the Collateral shall be valid and perfected first priority Liens in each case pursuant to one or more Collateral Documents, each in form and substance reasonably satisfactory to the Administrative Agent.
Section 12.2.    Further Assurances    . Each Loan Party hereby appoints the Administrative Agent, its nominee, and any other person whom the Administrative Agent may designate, as such Loan Party’s attorney‑in‑fact, with full power, after the occurrence and during the continuation of any Event of Default, to liquidate the Collateral or any part thereof prior to its stated maturity, if any, without thereby incurring any liability whatsoever to the Loan Parties. The Loan Parties hereby ratify and approve all acts of any such attorney and agrees that neither the Administrative Agent nor any such attorney will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law other than such person’s gross negligence, bad faith or willful misconduct. The foregoing power of attorney, being coupled with an interest, is irrevocable until the Secured Obligations have been fully paid and satisfied and the commitment to extend additional credit to the Borrower has terminated. The Loan Parties agree that they shall, and shall cause each Pledged Subsidiary to, from time to time at the request of the Administrative Agent, execute and deliver such documents and do such acts and things as the Administrative Agent may reasonably request in order to provide for or perfect or protect the Administrative Agent’s Liens on the Collateral. Notwithstanding the foregoing, with respect to any Broker-Dealer Subsidiary that is a Pledged Subsidiary, this Section 12.2 shall be subject to Section 9(h) of the Pledge Agreement.

SECTION 13.	MISCELLANEOUS .

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Section 13.1.    Notices    .
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to the Borrower or any other Loan Party, to it at 599 Lexington Avenue, New York, New York 10022, Attention of Edward Zilnicki (Facsimile No. (212) 201-4840; Telephone No. (212) 823-0229);
(ii)    if to the Administrative Agent, to BMO Harris Bank N.A. at 111 West Monroe Street, Chicago, Illinois 60603, Attention of Futures & Securities (Facsimile No. (312) 765-8201; Telephone No. (312) 461-4657);
(iii)    if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Sections 2.1 and 2.4 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at

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its e‑mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform. (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non‑infringement of third‑party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
Section 13.2.    Successors and Assigns    .
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of

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participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the relevant Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (or, if less, the aggregate amount of all the Commitments and outstanding Loans held by such assigning Lender), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments and Loans on a non‑pro rata basis.

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(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignments to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any other Loan Party or any Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the

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Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.4 and 13.6 with respect to events occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any other Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the amount of or postpone any fixed date for payment of any Secured Obligation in which such participant has an interest. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.2 and 4.6 (subject to the requirements and limitations therein, including the requirements under Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.10 and 4.3 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1 or 4.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.10 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.6 (Right of Setoff) as though it were a Lender; provided that such Participant agrees to be subject to Section 13.7 (Sharing of Payments by Lenders) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit

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or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 13.3.    Amendments.     Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders) (except as otherwise stated below to require only the consent of the Lenders affected thereby), and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:
(i)    no amendment or waiver pursuant to this Section 13.3 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan (other than a waiver of any rate of interest imposed pursuant to Section 2.7 hereof or as a result of a waiver of any Event of Default) or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan (or participate therein) hereunder; provided, however, that only the consent of the Required Lenders shall be necessary to amend the default rate provided in Section 2.7 or to waive any obligation of the Borrower to pay interest or fees at the default rate as set forth therein;
(ii)    no amendment or waiver pursuant to this Section 13.3 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.3, change Section 13.7 in a manner that would affect the ratable sharing of setoffs required thereby, change the application of payments contained in Section 3, release any material Guarantor or all or substantially all of the Collateral (except as otherwise provided

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for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document;
(iii)    no amendment or waiver pursuant to this Section 13.3 shall, unless signed by each Lender affected thereby, extend the Termination Date; or
(iv)    no amendment to Section 11 shall be made without the consent of the Guarantor(s) affected thereby.
Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (2) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision without the consent of the Lenders, and (3) guarantees, collateral security documents and related documents executed by the Borrower or any other Loan Party in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
Section 13.4.    Costs and Expenses; Indemnification    .
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and its Affiliates, taken as a whole, and one counsel in each applicable jurisdiction) in connection with the syndication of the Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including, without limitation, such fees and expenses incurred in connection with the creation, perfection or protection of the Liens under the Loan Documents (including all

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reasonable title insurance fees and all search, filing and recording fees) and (ii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including reasonable out‑of‑pocket fees, charges and disbursements of one counsel for the Administrative Agent, the Lenders and their Affiliates, taken as a whole, and one counsel in each applicable jurisdiction) in connection with the enforcement or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (including all such reasonable and documented out‑of‑pocket costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any other Loan Party as a debtor thereunder).
(b)    Indemnification by the Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub‑agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out‑of‑pocket expenses (including reasonable and documented out‑of‑pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any third party or the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub‑agent thereof), and its Related Parties, the administration and enforcement of this Agreement and the other Loan Documents (including all such reasonable and documented out‑of‑pocket costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any other Loan Party as a debtor thereunder), (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (including, without limitation, any settlement arrangement arising from or relating to the foregoing); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (x) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document as determined by a final and nonappealable judgment by a court of competent jurisdiction, (y) are determined by a court of competent jurisdiction by final and nonappealable

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judgment to have resulted from a material breach by such Indemnified Party (or any of such Indemnified Party’s affiliates) of its obligations under any Loan Document, or (z) that arise out of any claim, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower, any Guarantor or any Pledged Subsidiary and that is brought by an Indemnified Party against another Indemnified Party. This subsection (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non‑Tax claim.
(c)    Reimbursement by Lenders. To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by any of them to the Administrative Agent (or any sub‑agent thereof) or any Related Party or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are imposed on, incurred by, or asserted against, Administrative Agent or a Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Administrative Agent or a Related Party in connection therewith, then, in each case, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent) or any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 13.15.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.

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(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 13.5.    No Waiver, Cumulative Remedies.     No delay or failure on the part of the Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
Section 13.6.    Right of Setoff    . In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, if an Event of Default shall have occurred and be continuing, each Lender, and its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 13.7.    Sharing of Payments by Lenders.     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest

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on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
Section 13.8.    Survival of Representations.     All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
Section 13.9.    Survival of Indemnities.     All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 4.1, 4.2, 4.6 and 13.4, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.
Section 13.10.    Counterparts; Integration; Effectiveness    .

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(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronics Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 13.11.    Headings.     Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
Section 13.12.    Severability of Provisions.     Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

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Section 13.13.    Construction    . The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.
Section 13.14.    Excess Interest    . Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.
Section 13.15.    Lender’s Obligations Several    . The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.
Section 13.16.    No Advisory or Fiduciary Responsibility    . In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or

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other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between any Loan Party and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising any Loan Party or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s‑length commercial transactions between such Loan Parties and their Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent and the Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 13.17.    Governing Law; Jurisdiction; Consent to Service of Process    . (a) THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE SPECIFIED THEREIN), AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5‑1401 AND SECTION 5‑1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any

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appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its respective properties in the courts of any jurisdiction.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 13.17(b). Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or e‑mail) in Section 13.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.
Section 13.18.    Waiver of Jury Trial    . EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 13.19.    USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
Section 13.20.    Confidentiality    . Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self‑regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the Facility, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers; (h) with the prior written consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a third party that is not, to the knowledge of the Administrative Agent, such Lender or Affiliate, subject to confidentiality obligations owing to the Borrower, its Subsidiaries or any Affiliate thereof. For purposes of this Section, “Information” means all information received from a Loan Party or any of its Subsidiaries relating to a Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by a Loan Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Section 13.21.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions    .     Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto (including any party becoming a party hereto by virtue of an Assignment and Assumption) acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[SIGNATURE PAGES TO FOLLOW]

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This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.
“Borrower”
Cowen Inc.
By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer
“Guarantors”
RCG LV Pearl, LLC
By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer
Cowen PB Holdings, LLC
By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer
Cowen Holdings, Inc.
By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer
Cowen Special Investments LLC

[Signature Page to Credit Agreement]

By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer
Cowen Services Company LLC
By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer

Cowen CV Acquisition LLC
By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer
Cowen Execution Holdco LLC
By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer
Cowen Alternative Investments, LLC

[Signature Page to Credit Agreement]

By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer

Cowen Capital Partners II, LLC
By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer
Cowen Investments LLC
By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer
Cowen Investments II LLC
By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer
“Administrative Agent and Lenders”
BMO Harris Bank N.A., as a Lender and as Administrative Agent
By: /s/ Nicholas Buckingham
Name: Nicholas Buckingham
Title: Director

[Signature Page to Credit Agreement]